Exhibit 16.1

PricewaterhouseCoopers LLP
1201 Louisiana
Suite 2900
Houston TX 77002-5678
Telephone (713) 356 4000
Facsimile (713) 356 4717
May 9, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Burlington Resources Inc. Retirement Savings Plan (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Burlington Resources Inc. Retirement Savings Plan dated May 9, 2006. We agree with the statements concerning our Firm in such Form 8-K.
Very truly yours,